Center Bancorp, Inc. Reports Resignation of Board Member and Appointments of New Director and of CFO

UNION, N.J., March 29, 2010 (GLOBE NEWSWIRE) -- Center Bancorp, Inc. (Nasdaq: CNBC) (the “Company”), parent company of Union Center National Bank (“UCNB” or the “Bank”), announced today that Brenda Curtis has resigned from the Boards of Directors of the Company and the Bank, effective March 24, 2010.

On March 25, 2010, Phyllis S. Klein was appointed to the Boards of Directors of the Company and the Bank.  Ms. Klein, age 48, has been a partner with the law firm of Donahue, Hagan, Klein, Newsome & O’Donnell, P.C., for thirteen years.  Ms. Klein has been named to the Compensation Committee, Nominating Committee and Executive Committee of the Boards of Directors of the Company and the Bank.  She will stand for election at the Company’s 2010 annual meeting of shareholders.

Ms. Klein holds a BA from the University of Delaware and a JD from New York Law School.

“Ms. Klein exhibits the qualities that will bring added depth and a mix of expertise to the Company during a period of accelerated change and business expansion,” said Alexander A. Bol, Chairman of the Board.

Also on March 25, 2010, the Registrant’s Board of Directors appointed Stephen J. Mauger to the position of Vice President, Treasurer and Chief Financial Officer of the Company, effective immediately.  Mr. Mauger will also continue to serve as Senior Vice President and Chief Financial Officer of the Bank.

Mr. Mauger comes to us from Platinum Bank & Trust, N.A. (Proposed), a bank in organization, and previously worked at Greater Community Bancorp as the Senior Vice President, Treasurer, and Chief Financial Officer.  Mr. Mauger holds an MBA in Accounting from Seton Hall University and is a graduate of the Stonier Graduate School of Banking.

About Center Bancorp

Center Bancorp, Inc. is a bank holding company which operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Wealth Management Division which includes its wholly owned subsidiary, Center Financial Group LLC, provides financial services, including brokerage services, insurance and annuities, mutual funds, financial planning, estate and tax planning, trust, elder care and benefit plan administration.

The Bank currently operates 13 banking locations in Union and Morris counties in New Jersey. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Chatham and Madison New Jersey Transit train stations, and the Boys and Girls Club of Union.

While the Bank's primary market area is comprised of Morris and Union Counties, New Jersey, the Company has expanded to northern and central New Jersey. At December 31, 2009, the Company had total assets of $1.2 billion, total deposit funding sources, which includes overnight repurchase agreements, of $859.8 million, and stockholders' equity of $102.6 million.

For further information regarding Center Bancorp, Inc., call (800) 862-3683 or visit our website at http://www.centerbancorp.com. For information regarding Union Center National Bank, visit our web site at http://www.ucnb.com.

CONTACT:  Center Bancorp, Inc.
           Investor Inquiries:
           Anthony C. Weagley, President & Chief Executive Officer
           Joseph Gangemi, Investor Relations Officer
           (908) 206-2886